State of Delaware
Secretary of State
Division of Corporations
Delivered 06:39 PM 09/10/2009
FILED 06:28 PM 09/10/2009
SRV 090847114 - 4714899 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ISLAND BREEZE INTERNATIONAL, INC.

The name of the corporation is Island Breeze International, Inc. The date it was incorporated in the State of Delaware is July 29, 2009 and is in accordance with DCGL sections 242 and 245. The document is amended and restated to read:

FIRST: The name of the corporation is Island Breeze International, Inc. (hereinafter sometimes referred to as the "Corporation").

SECOND: The registered office of the Corporation is at 615 South DuPont Highway, in the City of Dover, County of Kent, Delaware and its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation is to engage in, carry on, and conduct any lawful act or activity for which corporations may be organized under the GCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is one hundred and seventeen million, one hundred ten thousand, five hundred shares (117,110,500) consisting of one million (1,000,000) shares of Preferred Stock par value of $0.001, one hundred million (100,000,000) shares of Class A Common Stock par value of $0.001 per share and sixteen million and ten thousand (16,110,500) shares of Class B Common Stock par value of $0.001 per share,

2. The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the

Board of Directors pursuant to authority hereby vested in it.

3. The Class A Common Stock and Class B Common Stock shall be identical in all respects, subject to the following:

(a) Each share of Class A Common Stock shall entitle the holder to one vote and each share of Class B Common Stock shall entitle the holder to ten votes on all matters on which holders of Class A and Class B Common Stock shall be entitled to vote.

(b) The Class A and Class B Common Stock shall be treated as one class with respect to dividends, and accordingly, have identical rights with respect thereto except that whenever a stock dividend is paid, the holders of Class A Common Stock shall be entitled to receive the amount of the dividend solely in shares of Class A Common Stock and holders of Class B Common Stock shall be entitled to receive the amount of the dividend solely in shares of Class B Common Stock. Whenever a combination or subdivision of the shares of either class of common stock is made, the same combination or subdivision shall be made with respect to the other class of common stock.

(c) (i) All outstanding shares of Class B Common Stock shall be convertible at all times, at the election of the holder thereof, into an equal number of fully paid and nonassessable shares of Class A Common Stack by delivery of written notice by the holder of such shares of Class B Common Stock to the Corporation, or its transfer agent, of such holder's election together with the certificate(s) representing the shares to be converted. Thereupon, the Corporation, or its transfer agent, as the case may be, shall exchange such certificate(s) for a certificate or certificates representing an equal number of shares of Class A Common Stock. Shares of Class B Common Stock shall be deemed to have been converted, and the person entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Common Stock, immediately prior to the close of business on the day upon which the Corporation, or its transfer agent, receives such shares for conversion.

(ii) Except as provided In subparagraph (iii) below, upon the sale, assignment, transfer, conveyance, or other disposition, whether voluntary, by operation of law or otherwise (a "Transfer", which, for the purpose hereof, shall not include a pledge where the pledgor retains all voting rights) of shares of Class B Common Stock, other than a transfer to another holder of Class B Common Stock, the shares so transferred shall, by virtue of such Transfer, automatically be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock. Upon surrender to the Corporation, or its transfer agent, for cancellation of the certificate or certificates representing the shares of Class B Common Stock so converted, the holder thereof shall be entitled to receive a certificate or certificates representing the same number of shares of Class A Common Stock to which such holder is entitled. Until such surrender, the certificate or certificates representing the shares of converted Class B Common Stock shall for all purposes evidence ownership of the shares of Class A Common Stock into which the Class B Common Stock has been converted.

(iii) A Transfer of shares of Class B Common Stock by a initial holder of record which is a corporation or limited liability company to a shareholder or member of such corporation or limited liability company, respectively (collectively, "Beneficial Holder")

or by such Beneficial Holder to a parent, sibling, spouse or lineal descendant (a "Transfer to Relations") shall not result in a conversion of the Class B Common Stock transferred into Class A Common Stock provided that in the case of Transfer to Relations by such Beneficial Owner, the power to vote shares of Class B Common Stock so transferred is retained by the Beneficial Owner.

(iv) Any shares of Class B Common Stock converted into Class A Common Stock pursuant to paragraphs 3(c)(i) or (ii) shall, from and after the date of conversion, have the status of authorized and unissued shares of Class B Common Stock and may only be reissued as shares of Class B Common Stock in connection with any transaction contemplated by paragraph 3(b) of this Article FOURTH.

FIFTH: The Corporation shall, to the fullest extent legally permissible under the provisions of the GCL, as the same may be amended from time to time, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or resolution adopted by the stockholders entitled to vote thereon after notice.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused the undersigned duly authorized officer to sign this Certificate of Incorporation on its behalf this 29th day of July, 2009.

/s/ Steven Weismann
Steven Weismann, Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:23 AM 09/15/2009
FILED 11:18 AM 09/15/2009
SRV 090855154 - 4714899 FILE

STATE OF DELAWARE CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Island Breeze International, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Goldpoint Resources, Inc., a Nevada corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Island Breeze International, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 50,000,000 shares at a par value of $.001.

SIXTH: The merger is to become effective on the date of filing.

SEVENTH: The Agreement of Merger is on file at 1001 North American Way, Suite 201, Miami, Florida 33132, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 10th day of September, A.D., 2009.

By: /s/ Steven Weismann
Authorized Officer

Name: Steven Weismann
Print or Type

Title: Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:24 PM 10/22/2009
FILED 06:21 PM 10/22/2009
SRV 090957311 - 4714899 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Island Breeze International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Island Breeze International, Inc.
2. That a Certificate of Amended and Restated Certificate of Inc (Title of Certificate Being Corrected) was filed by the Secretary of State of Delaware on September 10, 2009 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   Typographical error in Para 1 of ARTICLE FOURTH as to number of authorized shares of Class B Common Stock

4. Article FOURTH Para. 1 of the Certificate is corrected to read as follows:

   See Attachment.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 22nd day of October, A.D. 2009.

By: /s/ Steven Weismann
Authorized Officer

Name: Steven Weismann
Print or Type

Title: Chief Financial Officer

Attachment to Certificate of Correction
Island Breeze International, Inc.

"FOURTH: 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is one hundred and seventeen million, one hundred ten thousand, five hundred (117,110,500) shares consisting of one million (1,000,000) shares of Preferred Stock, par value of $0.001 per share, one hundred million (100,000,000) shares of Class A Common Stock, par value of $0.001 per share, and sixteen million, one hundred and ten thousand, five hundred (16,110,500) shares of Class B Common Stock, par value of $0.001 per share."